Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
August 30, 2013	763-493-6370 / www.mocon.com

MOCON Announces Results for the Second Quarter 2013

MINNEAPOLIS, MN, August 30, 2013 — MOCON, Inc. (NASDAQ: MOCO) today reported sales of $13.7 million for the second quarter ended June 30, 2013, an increase of 4 percent compared to $13.2 million for the same quarter in 2012.  The net income for the second quarter was $802,000, or $0.14 per diluted share, compared to a net loss of $142,000 or ($0.03) per diluted share, in the second quarter of 2012.  Six-month sales totaled $28.1 million, an increase of 26 percent compared to $22.4 million during the first six months of 2012.  Net income and diluted earnings per share were $1.7 million and $0.29, respectively, for the first half of 2013, compared to $679,000 and $0.12 for the same period in 2012.  Year-to-date amounts for 2012 included only three months of Dansensor’s results, which was acquired in April 2012.

The sales increase in the current quarter compared to the same quarter in 2012 was attributable primarily to our Industrial Analyzers and Other segment, which recorded a 23 percent increase in revenues.  This increase was driven by sales of environmental monitoring instruments due to increased regulatory concerns and sales of instruments for oil and gas exploration, primarily in the Middle East.  Sales in our Permeation and Package Testing segments were comparable to the prior year second quarter.

The company-wide gross margin of 56 percent in the second quarter 2013 was slightly lower than the company’s historical levels, although was an improvement from the prior year second quarter margin of 48 percent.  The lower than expected percentage in the current quarter was due primarily to a shift in product mix to a higher percentage of our package testing instruments, which traditionally carry lower margins.  The lower than normal margin in the prior year second quarter was due to purchase accounting adjustments that were required in connection with the Dansensor acquisition. Selling, general and administrative expenses in the current quarter are slightly higher compared to the same period last year primarily due to higher wage and benefit costs.  Our effective tax rate of 3 percent in the current quarter was significantly lower than historical levels due to a change in the income tax rates in Denmark which allowed for a discrete positive adjustment of $258,000 to income tax expense in the second quarter 2013.

“We are encouraged by the fact that our international sales increased 13 percent in the current quarter compared to last year, as both Europe and Asia showed strong improvement.  Our domestic sales in the current quarter were lower than last year but still ahead on a year-to-date basis,” said Robert L. Demorest, MOCON President and CEO.  “While we are satisfied with our top line performance for the first six months this year, we are committed to improving our bottom line by striving to increase our gross margins and reducing our overhead expenses as a percentage of revenues.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, the ability to successfully upgrade our ERP system, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales
Products	$12,947	$12,411	$26,688	$20,928
Consulting services	741	788	1,447	1,455
Total sales	13,688	13,199	28,135	22,383

Cost of sales
Products	5,606	6,394	11,613	9,389
Consulting services	426	471	888	851
Total cost of sales	6,032	6,865	12,501	10,240

Gross profit	7,656	6,334	15,634	12,143

Selling, general and administrative expenses	5,668	5,600	11,271	9,378
Research and development expenses	1,079	1,033	2,198	1,766
Operating income (loss)	909	(299)	2,165	999

Other income (expense), net	(86)	125	(191)	142
Income (loss) before income taxes	823	(174)	1,974	1,141

Income taxes (benefit)	21	(32)	306	462

NET INCOME (LOSS)	$802	$(142)	$1,668	$679

Net income (loss) per common share:
Basic	$0.14	$(0.03)	$0.30	$0.12
Diluted	$0.14	$(0.03)	$0.29	$0.12

Weighted average common shares outstanding:
Basic	5,538	5,474	5,529	5,462
Diluted	5,672	5,474	5,669	5,692

BALANCE SHEET DATA: (unaudited)

	June 30, 2013	December 31, 2012
Assets:
Cash and marketable securities	$5,340	$7,911
Accounts receivable, net	11,879	10,652
Inventories	6,698	6,345
Other current assets	2,275	2,005
Total current assets	26,192	26,913
Marketable securities, noncurrent	—	210
Property, plant and equipment, net	5,789	5,350
Investment in affiliated company	3,252	3,304
Goodwill, intangibles and other assets	20,937	21,443

Total assets	$56,170	$57,220

Liabilities and Stockholders’ Equity:
Revolving lines of credit	$4,420	$5,328
Notes payable, current	2,562	2,566
Other current liabilities	9,740	8,600
Total noncurrent liabilities	4,997	6,845
Stockholders’ equity	34,451	33,881

Total liabilities and stockholders’ equity	$56,170	$57,220